Exhibit 10.6

PBF ENERGY INC.

2012 Equity Incentive Plan

1.	Purpose	3
2.	Definitions	3
3.	Administration of Plan	8
4.	Awards	9
5.	Options	9
6.	Stock Appreciation Rights (SARs)	11
7.	Performance-Based Awards	12
8.	Other Awards	13
9.	Shares Subject to the Plan; Limitations and Conditions	14
10.	Transfers; Leaves of Absence; Separation from Service	16
11.	Adjustments and Other Corporate Events	16
12.	Amendment and Termination of Plan and Awards	17
13.	Governing Law; Foreign Awards	18
14.	Conformity to Section 409A	18
15.	Withholding Taxes	18
16.	Effective Date	19
17.	Miscellaneous	19

PBF ENERGY INC.

2012 Equity Incentive Plan

1. Purpose.

The PBF Energy Inc. 2012 Equity Incentive Plan, as it may be amended from time to time (the “Plan”) is designed to:

(a) promote the long term financial interests and growth of PBF Energy Inc., a Delaware corporation (the “Company”), and its subsidiaries and Affiliates (as defined below) by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company;

(b) motivate management and other personnel by means of growth-related incentives to achieve long range goals; and

(c) further the alignment of interests of Grantees (as defined below) with those of the stockholders of the Company, including through opportunities for increased equity, or equity-based ownership, in the Company.

2. Definitions.

As used in the Plan, and unless otherwise specified in an applicable Award Agreement (as defined below), the following capitalized terms shall have the following meanings:

(a) “Affiliate” means with respect to any Person, (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person; or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” means an award made to a Grantee pursuant to the Plan and described in Section 4 hereof.

(c) “Award Agreement” means a written or electronic agreement or documents between the Company and a Grantee that sets forth the terms, conditions and limitations applicable to an Award.

(d) “Beneficial Owner” means a “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

(e) “Board” means the Board of Directors of the Company.

(f) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by federal law or executive order to be closed.

(g) “Cause” means the definition of “Cause” used in the Grantee’s then-effective employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or, if the Grantee does not have an employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or if such term is not defined therein, then Cause shall mean: (A) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Grantee, in any case that adversely affects or may reasonably be expected to adversely affect the business or reputation of the Company, its subsidiaries, or any Affiliate; (B) the conviction or indictment of the Grantee, or a plea of nolo contendere by the Grantee, to any felony or any crime involving moral turpitude; or (C) the continued failure or refusal to perform the duties of the Grantee’s position for which they are employed if such failure to perform is not cured by the Grantee within thirty (30) days after notice.

(h) “Change in Control” means the occurrence of any of the following:

(i) any Person or Group (other than one or more of the Excluded Entities) is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors (including by way of merger, consolidation or otherwise);

(ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Group (other than one or more of the Excluded Entities);

(iii) a merger, consolidation or reorganization of the Company (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

(iv) the complete liquidation or dissolution of the Company; or

(v) other than as expressly provided for in the Stockholders Agreement, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company, then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any Director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

(i) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(j) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof) or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated the power to act under or pursuant to the provisions of the Plan.

(k) “Director” means a member of the Board or a member of the board of directors (or similar governing body) of a subsidiary of the Company.

(l) “Effective Date” means December 12, 2012, the date the stockholders of the Company approved the Plan.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(n) “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share at which such Share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of a Share used to calculate the amount payable to the Grantee.

(o) “Excluded Entity” means any of the following: (i) The Blackstone Group L.P. and any of its Affiliates including Blackstone PB Capital Partners V L.P., Blackstone PB Capital Partners V Subsidiary L.L.C., Blackstone PB Capital Partners V-AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., Blackstone Participation Partnership V USS L.P. and their respective general partners, Blackstone Group Management L.L.C., Blackstone, Blackstone Management Associates V USS L.L.C. and BCP V USS Side-by-Side GP L.L.C.; (ii) First Reserve Management, L.P. and any of its Affiliates, including FR PBF Holdings LLC and FR PBF Holdings II LLC; (iii) the Company and any Persons of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by the Company; and (iv) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(p) “Fair Market Value” means (i) if Shares of the Company are traded on a national securities exchange on any specified date, the closing price at which one Share is traded on the stock exchange on which Shares are primarily traded, or (ii) if the Shares are not then traded on a stock exchange, the average of the closing representative bid and asked price of a Share as reported by the principal securities exchange or securities trading market on which the Shares are listed or approved for trading, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, (iii) if none of the above are applicable, Fair Market Value shall be determined at the discretion of the Committee; provided, however, such valuation method shall be in accordance with Section 409A, to the extent applicable. The Committee may adopt a different methodology for determining Fair Market Value if necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award.

(q) “Good Reason” means the definition of “Good Reason” used in the Grantees’s then-effective employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or if the Grantee does not have an employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates) or such term is not defined therein, then Good Reason shall exist in the event of, without the Grantee’s consent: (i) an adverse, material and sustained diminution of the Grantee’s duties, (ii) the Company requiring a change in the location for performance of Grantees’s employment responsibilities hereunder to a location more than 50 miles from the Grantees’s current employment location (not including ordinary travel during the regular course of employment), or (iii) the failure of the Company or any of its Affiliates or subsidiaries to pay or cause to be paid the Grantee’s base salary or other compensation or fees when due; provided, that prior to the Grantee’s termination of employment or other separation from service for Good Reason, the Grantee must give written notice to the Company (or the Affiliate or subsidiary which employs him or to which he renders services) of any such event that constitutes Good Reason within twenty (20) days of the occurrence of such event and such event must remain uncorrected for thirty (30) days following receipt of such written notice; and provided further that any termination due to Good Reason must occur no later than sixty (60) days after the occurrence of the event giving rise to Good Reason.

(r) “Grantee” means the recipient of an Award or grant under the Plan, including any employee, Director, consultant or other service provider who is selected by the Committee to participate in the Plan, including any Person to whom one or more Awards have been made and remain outstanding.

(s) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(t) “Incentive Stock Option” means an option to purchase Shares under Section 5(d) of the Plan that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement. If an Option is intended to be an Incentive Stock Option, and, if for any reason such Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option.

(u) “Nonqualified Stock Option” means an Option to purchase Shares that is not an Incentive Stock Option.

(v) “Option” means an option to purchase Shares granted under Section 5 of the Plan. Options may either be Incentive Stock Options or Nonqualified Stock Options. An Option shall only be an Incentive Stock Option if it is so designated in the applicable Award Agreement.

(w) “Other Awards” means Awards granted pursuant to Section 8 of the Plan.

(x) “Performance Goal” means one or more standards established by the Committee in connection with any qualified performance-based compensation, as described in Section 7 hereof. A Performance Goal shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income and/or earnings per Share; (vii) book value per Share; (viii) return on capital and/or equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; (xxii) environmental, health and safety; (xxiii) operating performance; (xxiv) commercial optimization or (xxv) except for Awards granted to any “covered employee” that are intended by the Company to be deductible by the Company under Section 162(m) of the Code and for which the provision of one or more of the aforementioned Performance Goals would be required to preserve deductibility of compensation in respect of such Award under Section 162(m), such other objective performance criteria as determined by the Committee in its sole discretion. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Goals may be calculated without regard to extraordinary items or accounting treatment that does not reflect performance criteria. To the extent intended to comply with Section 162(m) of the Code, a Performance Goal shall be established by the Committee within the first 90 days after the commencement of the period of service to which the Performance Goal relates or prior to the expiration of 25% of the performance period as described in Section 7 (if earlier), and the attainment of the goal must be substantially uncertain at the time the Committee establishes the goal.

(y) “Performance-Based Awards” means Awards granted or transferred to a Grantee in accordance with Section 7 hereof.

(z) “Person” means any “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(aa) “Section 409A” means Section 409A of the Code, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.

(bb) “Share” means a share of Class A common stock of the Company.

(cc) “Stockholders’ Agreement” means that certain Stockholders’ Agreement by and among the Company and the Investor Parties named therein (as the same may be amended, modified or supplemented from time to time).

(dd) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.

(ee) “Stock Appreciation Right” or “SAR” means a stock appreciation right granted pursuant to Section 6 the Plan.

3. Administration of Plan.

(a) Committee. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent directors” within the meaning of the New York Stock Exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code, to the extent any provisions or rules are applicable to the Company or the Plan; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under the Plan as it may deem necessary for the effective administration of the Plan.

(b) Powers and Duties of the Committee. Subject to Section 12, the Committee shall have full power and authority to administer and interpret the Plan, Awards granted under the Plan and each Award Agreement, including, without limitation, the power to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Award Agreement, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, Awards and any Award Agreements, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, Awards or any Award Agreement, (vi) amend the Plan, Awards and any Award Agreement to reflect changes in applicable law, (vii) determine from among those persons determined to be eligible for the Plan, the particular persons who will be Grantees, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to vesting, (viii) grant Awards under the Plan and determine the terms and conditions of such Awards, consistent with the express limitations of the Plan, (ix) delegate such powers and authority to such persons as it deems appropriate, provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Board from time to time, and (x) waive any conditions under any Awards.

(c) Outside Advisors to the Committee. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons at the expense of the Company. The Committee, the Company, and the officers or Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(d) Authority; Liability. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final, conclusive and binding upon all Grantees, the Company and all other interested persons. No member of the Committee shall be liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.

4. Awards.

(a) General. From time to time, the Committee will determine the form, amounts, terms, conditions and limitations of Awards, consistent with the terms of this Plan. The form, amount, terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan, which Award Agreement may contain, among other things, provisions dealing with the treatment of Awards in the event of the termination of employment or service (as applicable), disability or death of a Grantee. By accepting an Award, a Grantee thereby agrees that the Award shall be subject to all the terms and provisions of the Plan and the applicable Award Agreement.

(b) Forms of Award. An Award may be made by the Committee in the form of Options, SARs, Performance-Based Awards or Other Awards that the Committee determines are consistent with the Plan and the interests of the Company as described further in Section 8 below.

(c) Rights of Grantees. No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to such Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 11(a), no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(d) Clawback. The Committee may, in its sole discretion, specify in an Award that the Grantee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the Grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

5. Options.

(a) Grant. The Committee may grant Options in such amounts and subject to such terms and conditions as the Committee may determine. The Award Agreement evidencing such Option shall include the option exercise period and the Exercise Price (which shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted, other than in the case of Options granted in substitution of previously granted awards as described herein) and such other terms, conditions or restrictions on the grant or exercise of the Option as the

Committee deems appropriate. At the time of grant, the Committee shall designate in writing in the applicable Award Agreement whether the Option is intended to be an Incentive Stock Option, and any Option not so designated shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and any other plans of the Company are first exercisable by a Grantee during any calendar year shall exceed the maximum limit, if any, imposed from time to time under Section 422 of the Code, such Options or a portion thereof shall be treated as Nonqualified Stock Options. No Incentive Stock Option may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

(b) Term. In addition to other restrictions contained in the Plan, an Option described in this Section 5 may not be exercised more than ten (10) years after the date it is granted. If the term of an Option (other than an Incentive Stock Option) would expire during a period when trading in the Shares is prohibited or restricted by law or under the Company’s insider trading policy, and unless otherwise provided in an applicable Award Agreement, the term of the Option will be extended automatically to the 30th day after expiration of the prohibition or restriction to the extent such automatic extension would not cause the Option to become subject to Section 409A.

(c) Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 5 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. Unless the Committee otherwise provides in the applicable Award Agreement, the Exercise Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Grantee by one or a combination of the following: (i) in cash or its equivalent (e.g., by check), (ii) by transferring Shares to the Company having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee (such as, for example, a requirement that such Shares have been held for six months if necessary to avoid adverse accounting consequences), (iii) subject to such procedures as may be established by the Committee (A) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell part or all of the Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased and all applicable withholding taxes (subject to Section 15 hereof), or (B) on a “net exercise” basis, by directing the Company to withhold from delivery to the Grantee that number of whole Shares of the Company otherwise deliverable upon such exercise in an amount equal to the aggregate Exercise Price for the Shares being purchased and all applicable withholding taxes (subject to Section 15 hereof); or (iv) such other methods as the Committee may determine in its sole discretion. No Grantee shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Grantee has given written notice of exercise of the Option, the Grantee has paid in full for such Shares and, if applicable, the Grantee has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) Incentive Stock Options. Notwithstanding Sections 5(b) and 5(c), to the extent required under Section 422 of the Code, an Incentive Stock Option granted to an individual who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his employer corporation, parent or Subsidiary, (i) shall have an Exercise Price not less than 110% of the Fair Market Value of a Share on the day on which the Option is granted and (ii) by its terms, shall not be exercisable after the expiration of five (5) years from the date of grant.

(e) Attestation. Wherever in this Plan or any Award Agreement a Grantee is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Grantee may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired upon the exercise of the Option.

(f) Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Exercise Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an adjustment permitted under Section 11(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

6. Stock Appreciation Rights (SARs).

(a) Grant. The Committee may grant SARs in such amounts and subject to such terms and conditions as the Committee may determine.

(b) Term. Outstanding exercisable SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the initial exercise date of such SAR). The Committee may from time to time prescribe periods during which outstanding exercisable SARs shall not be exercisable; provided, that in no event shall a Stock Appreciation Right be exercisable more than ten (10) years after the date it is granted, and, provided further that, unless otherwise provided in an applicable Award Agreement, if the term of an SAR would expire during a period when trading in the Shares is prohibited or restricted by law or under the Company’s insider trading policy, the term of the SAR will be extended automatically to the 30th day after expiration of the prohibition or restriction to the extent such automatic extension would not cause the SAR to become subject to Section 409A.

(c) Exercise. The Exercise Price per Share of an SAR shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the SAR is granted (other than in the case of an SAR granted in substitution of previously granted awards). Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Section 11(a), upon exercise of an outstanding exercisable SAR, each SAR shall entitle a Grantee upon exercise to an amount equal to (i) the excess of (a) the Fair Market Value of a Share (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, and payment to the Grantee shall be made in Shares (valued at such Fair Market Value) or in cash (or a combination of the two), as determined by the Committee. The Grantee shall be the beneficial owner and record holder of such Shares properly credited on such date of delivery. SARs may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the SAR is being exercised. No fractional Shares will be issued in payment for SARs, but instead cash will be paid in lieu thereof.

(d) Repricing of SARs. Notwithstanding any provision herein to the contrary, the repricing of a SAR, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a SAR to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a SAR in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an adjustment permitted under Section 11(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

7. Performance-Based Awards.

(a) Grant. The Company may grant to any Grantee Awards based on one or more Performance Goals (such Awards, “Performance-Based Awards”). Without limiting the application of Treasury regulation section 1.162-27(e)(2)(vi) as it may apply to any Options or SARs, the Committee, in its sole discretion, may grant Performance-Based Awards which are denominated in Shares, cash, by reference to Shares, or a combination thereof, which Awards may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine. Performance-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof, dividend and dividend equivalent rights, and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable). Notwithstanding the foregoing, except for grants to newly-hired Grantees, Performance-Based Awards shall have a performance period of at least twelve months.

(b) Satisfaction of Performance Goals. During any period when Section 162(m) of the Code is applicable to the Company and the Plan (after giving effect to Treasury regulation section 1.162(m)-27(f)), such Awards granted to employees under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, including Performance-Based Awards, shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates; and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. The Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification in a manner consistent with Section 162(m) of the Code and the regulations promulgated thereunder. The amount of the Performance-Based Award actually paid to a given Grantee may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Awards intended to qualify as qualified performance-based compensation made pursuant to this Plan shall be determined by the Committee. Notwithstanding anything to the contrary contained herein, in no event may dividends and dividend equivalents that may be applicable to Performance-Based Awards be paid until and to the extent such Award is earned and vested, upon satisfaction of applicable Performance Goals.

8. Other Awards.

The Committee may grant other types of equity-based or equity-related Awards (including Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares) as well as cash-based Awards in such amounts and subject to such terms and conditions as the Committee shall determine, including without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares), alone or in addition to any other Awards granted under the Plan, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives, or, in the case of an Other Award intended to comply with Section 162(m) of the Code, Performance Goals. Such Awards may entail the transfer of actual Shares to Grantees, or payment in cash, or payment in cash in an amount based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Subject to the provisions of the Plan, the Committee shall determine to whom and when cash or Other Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Awards, whether such Other Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9. Shares Subject to the Plan; Limitations and Conditions.

(a) Shares Available Under the Plan. Subject to adjustment as provided in Section 11(a), the total number of Shares which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date will be 5,000,000. Shares that may be delivered pursuant to Awards may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury or otherwise acquired for the purposes of the Plan. If, after the Effective Date, any Award is forfeited, expires unexercised or otherwise terminates or is canceled without the delivery of Shares, or Shares owned by a Grantee are tendered to pay the exercise price of any Award granted under the Plan, then the Shares covered by such forfeited, expired, terminated or canceled Award or which are equal to the number of Shares surrendered, withheld or tendered shall again become available for issuance pursuant to Awards granted or to be granted under this Plan. If an Award is settled for cash (in whole in part) or otherwise does not result in the delivery or issuance of all or a portion of the Shares subject to such Award (including in connection with the payment in Shares on the exercise of an SAR), such Shares shall to the extent of such cash settlement, immediately become available for new Awards. Except as provided in this Section 9 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of Shares that may be subject to Awards to any individual under the Plan and there shall be no limit on the amount of cash, securities, other than Shares hereunder as adjusted as provided Section 11(a) hereof, or other property that may be delivered pursuant to any Award.

(b) Assumption or Substitution of Previous Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards of a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines. Any Shares (i) delivered by the Company, (ii) with respect to which Awards are made hereunder and (iii) with respect to which the Company (or any Affiliate) becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding Awards previously granted by an acquired entity or an entity with which the Company or any of its subsidiaries combines, shall not count against the Shares available to be delivered pursuant to Awards under this Plan. In addition, in the event that a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination.

(c) Shares Available for Incentive Stock Options. Notwithstanding the foregoing, but subject to adjustment as provided in Section 11(a), no more than 5,000,000 Shares that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options.

(d) Shares Available Per Individual. Subject to adjustment as provided in Section 11(a), the maximum number of Shares with respect to which Options or SARs may be granted to an individual Grantee in any fiscal year of the Company shall be 1,500,000.

(e) Performance-Based Award Limitation. Subject to adjustment as provided in Section 11(a), (i) the maximum number of Shares that may be delivered in respect of Performance-Based Awards denominated in Shares to any individual Grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) shall be 750,000, or in the event such Performance-Based Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such Shares on the last day of the performance period to which such Award relates; and (ii) the maximum amount that can be paid to any individual Grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) pursuant to a Performance-Based or Other Award denominated in cash shall be $10,000,000.

(f) Expiration of Plan. No Awards shall be granted under the Plan beyond ten (10) years after the Effective Date of the Plan, but the terms of Awards made on or before the expiration of the Plan may extend beyond such expiration date. At the time an Award is made or amended or the terms or conditions of an Award are changed in accordance with the terms of the Plan or the Award Agreement, the Committee may provide for limitations or conditions on such Award.

(g) Anti-alienation. No Awards shall, prior to vesting and delivery thereof to the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Grantee.

(h) Nontransferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Grantee other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Grantee may be exercised by his legatees, personal representative, or distributees. Except as otherwise determined by the Committee, no exercise of any Award may be made during a Grantee’s lifetime by anyone other than the Grantee, except by a legal representative appointed for or by the Grantee; provided, however, that, subject to such limits as the Committee may establish, the Committee, in its discretion, may allow the Grantee to transfer an Award for no consideration to, or for the benefit of, an “immediate family member” (to be defined by the Committee) or to a bona fide trust for the exclusive benefit of such immediate family member, or a partnership or limited liability company in which immediate family members are the only partners or members. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of this Section 9(h) shall be void, and shall not be recognized by the Company. All of the terms and conditions of this Plan and the applicable Award Agreements shall be binding upon any permitted successors and assigns.

(i) No Effect on other Benefits. Absent express provisions to the contrary, any Award under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or its Affiliates and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(j) Notice of Disposition of Shares. If any Grantee shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described under Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall timely notify the Company of such disposition.

10. Transfers; Leaves of Absence; Separation from Service.

For purposes of the Plan and any Award Agreement, unless the Committee determines otherwise: (i) a transfer of a Grantee’s employment without an intervening period of separation among the Company and any of its Affiliates shall not be deemed a termination of employment, and (ii) a Grantee who is awarded in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and any of its Affiliates) during such leave of absence. In the case of an Award subject to Section 409A, no termination of employment or the other provision of service shall be deemed a termination from employment unless it is a “separation from service” under Section 409A.

11. Adjustments and Other Corporate Events.

(a) Generally. In the event of any equity split, spin off, equity distribution or dividend (other than regular cash dividends or distributions), equity combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, consolidation or similar event that the Committee determines in its sole discretion affects the capitalization of the Company (and without liability to any Person), the Committee shall adjust appropriately (i) the number and kind of Shares (or other securities) subject to the Plan, as set forth in Section 9 hereof, and available for or covered by Awards and (ii) Share prices related to outstanding Awards, and make such other revisions or substitutions to outstanding Awards, in each case, as it deems, in good faith, are equitably required (including, without limitation, to the Exercise Price of Options and SARs) to prevent dilution or enlargement of rights granted hereunder; provided that any adjustment will be in accordance with Section 409A, to the extent applicable, so as not to cause a modification or deemed new grant of award.

(b) Upon Change in Control.

(i) Unless otherwise provided for by the Committee in the applicable Award Agreement or otherwise determined at any time by the Committee in its sole discretion, upon a termination of employment or service of a Grantee within twenty four (24) months of the occurrence of a Change in Control that occurs while the Grantee was still employed by, or in the service of, the Company and/or any of its Affiliates (A) by the Company or any of its Affiliates other than for Cause or (B) by the Grantee for Good Reason, all of the Grantee’s Awards which have not at such time become vested, delivered, or exercisable, or otherwise remain subject to lapse restrictions, shall immediately become vested, delivered and exercisable or no longer subject to lapse restrictions, as may be applicable.

(ii) In the event of a Change in Control after the Effective Date of the Plan, the Committee may (subject to Section 14), in its sole discretion, either (alone or in combination): (A) cancel such Awards for fair consideration (as determined in the sole discretion of the Committee) which, in the case of Options and SARs shall equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate Exercise Price of such Options or SARs; (B) provide for the assumption of such Awards or the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, including any applicable vesting conditions or (C) provide that for a period of at least 15 days prior to the Change in Control, such Awards shall be exercisable as to all Shares subject thereto, and that upon the occurrence of the Change in Control, such Awards shall terminate and be of no further force and effect. For the avoidance of doubt, pursuant to clause (A) above, the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to such Options or SARs is less than or equal to the aggregate Exercise Price of such Options or exercise price of such SARs.

12. Amendment and Termination of Plan and Awards.

(a) Amendment of Awards. The Committee shall have the authority to make such amendments to any outstanding Awards as are consistent with this Plan provided that no such action shall modify any Award in a manner adverse in any material respect to the Grantee without the Grantee’s consent except as such modification is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Section 11 hereof).

(b) Amendment, Suspension or Termination of Plan. The Board may amend, suspend or terminate the Plan except that no such action, other than an action under Section 11 hereof, may be taken which would, without stockholder approval to the extent required by law, or to the extent necessary to comply with the performance-based compensation section under Section 162(m) of the Code as described in Section 12(c) below, increase the aggregate number of Shares available for Awards under the Plan, decrease the price of outstanding Awards (subject to the limitations of Sections 5(f) and 6(d) hereunder), change the requirements relating to the Committee as set forth in Section 3 hereof, or extend the term of the Plan.

(c) Section 162(m). Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule, or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for amounts paid pursuant to the

Plan to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of the Company as required by Section 162(m) of the Code and the regulations thereunder, and, if and to the extent the Committee determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code shall be effective without the approval of the stockholders of the Company.

13. Governing Law; Foreign Awards.

(a) Law. This Plan shall be governed in all respects by the laws of the State of Delaware without giving effect to the principal of conflict of laws.

(b) Foreign Awards. The Committee may make Awards to employees, non-employee members of the Board, consultants, or other persons having a relationship with the Company or any of its Affiliates who are subject to the laws of jurisdictions other than those of the United States, which Awards may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with non-US laws or otherwise as deemed to be necessary or desirable by the Committee.

14. Conformity to Section 409A.

It is intended that all Awards under this Plan and any Award Agreement either be exempt from or avoid taxation under Section 409A. All Options or other similar Awards that are granted with an Exercise Price shall be granted with an exercise price such that the Award would not constitute deferred compensation under Section 409A or shall otherwise be structured to avoid taxation under Section 409A. Any ambiguity in this Plan and any Award Agreement shall be interpreted to comply with Section 409A. To the extent applicable, as determined in the sole discretion of the Committee with and upon advice of counsel, (a) each amount or benefit payable pursuant to this Plan and any Award Agreement shall be deemed a separate payment for purposes of Section 409A and (b) in the event the equity interests of the Company are publicly traded on an established securities market or otherwise and the Grantee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Grantee’s termination of employment, any payments under this Plan or any Award Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of the Grantee’s death and the first day following the six (6) month anniversary of the Grantee’s date of termination of employment. The Committee shall use commercially reasonable efforts to implement the provisions of this Section 14 in good faith; provided that neither the Company, the Board, the Committee nor any of the Company’s employees, Directors or representatives shall have any liability to Grantees with respect to this Section 14.

15. Withholding Taxes.

If the Company and/or any Affiliate shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Award (including, without limitation, FICA tax), the Company and/or any Affiliate shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. The Company or any of its Affiliates shall have the right, at its option, to (i) require the Grantee (or the Grantee’s permitted transferee under Section 9(h), as applicable) to pay or provide for payment of the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, (ii) deduct or withhold (or cause to be deducted or withheld) from any amount otherwise payable (whether related to the Award or otherwise) to the Grantee (or the Grantee’s transferee, as applicable and where otherwise permitted under the Plan) the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or (iii) if the Committee determines, to withhold Shares with a Fair Market Value of the minimum amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or (iv) enter into with the Grantee any such other suitable arrangements approved by the Committee. In no event will Shares be withheld at Fair Market Value in excess of the minimum statutory withholding rate. Notwithstanding anything contained herein to the contrary, Fair Market Value for this purpose shall be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional Share to be settled in cash).

16. Effective Date.

(a) Shareholder approval will be obtained prior to initial public offering and in conjunction with Board approval. Upon such shareholder approval, the Plan shall be effective as of the Effective Date.

17. Miscellaneous.

(a) ERISA. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(b) No Right of Employment or Service. Nothing contained herein, in an Award Agreement or in an Award shall confer on any employee, Director or consultant any right to be continued in the employ or service of the Company and/or any Affiliates, constitute any contract or agreement of employment or other service or affect an employee’s status as an at-will employee, nor shall anything contained herein, in any Award Agreement or an Award affect any rights which the Company and/or its Affiliates may have to change a person’s compensation or other benefits or terminate such person’s employment or association with the Company and/or its Affiliates for any reason (with or without cause, with or without compensation) at any time.

(c) Certificates. All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Funding. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(e) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

(f) Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(g) Severability; Entire Agreement. In the event any provision of the Plan or any Award Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan and such Award Agreement and such illegal, invalid or unenforceable provision shall be deemed modified as if such provision had not been included.

(h) Survival of Terms; Conflicts. The provisions of the Plan shall survive the termination of the Plan to the extent consistent with, or necessary to carry out, the purposes thereof. Each Award Agreement remains subject to the terms of the Plan, however, in the event of any conflict between specific provisions of the Plan and an Award Agreement, the Plan shall control, except where the terms of the Award Agreement are more restrictive than the terms of the Plan.

(i) Arbitration. Any dispute with regard to the enforcement of this Plan and any Award Agreement hereunder shall be exclusively resolved by a single experienced arbitrator selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of the AAA with the arbitrator applying the substantive law of the State of Delaware as provided for under Section 13(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys’ fees and disbursements and other costs of the arbitration.

December 12, 2012